Contact:   Robert E. Rout
Senior Executive Vice President,
Chief Financial Officer & Secretary
724-465-1487

TO BE RELEASED
9:00 a.m., Monday, January 16, 2006

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced earnings for the fourth quarter and the year ended December 31, 2005. Diluted earnings per share for the fourth quarter of 2005 was $0.55 per share compared to $0.54 per share in the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $14.6 million compared to $14.6 million in the comparable period one year ago.

For the year ended December 31, 2005, diluted earnings per share increased 7 percent to $2.18 from $2.03 in 2004, and net income increased 7 percent to $58.2 million from $54.4 million in 2004. Return on average assets and return on average equity for 2005 were 1.90 percent and 16.57 percent, respectively, compared to 1.83 percent and 16.07 percent in 2004.

James C. Miller, chairman and chief executive officer, commented, "I am very pleased with our 2005 performance and the continued progress we are making implementing our relationship banking strategies. All areas of the bank performed well this year, but particularly notable in our performance for 2005 is the success in commercial lending, core deposit growth and fee revenues."

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S&T Bancorp
Announces Earnings

Earning assets have increased $180.6 million over the past 12 months, primarily driven by a $174.7 million or 10 percent increase in commercial lending, and a $29.4 million or 5 percent increase in consumer and residential mortgage loans. Investment securities declined $23.6 million during the same period as an asset liability management strategy to reduce borrowing levels, balance sheet leverage and the potential interest rate risks of a flattening yield curve. Deposits increased $242.6 million or 11 percent. Miller noted, "Core deposit growth is an important success factor for S&T. We are seeing continued success in deepening customer relationships with S&T through deposit products such as our Greenplan savings account, free checking, on-line banking and corporate cash management services."

Net interest income, on a fully taxable equivalent basis, increased approximately $0.8 million or 3 percent for the quarter, and $5.2 million or 5 percent for the 12 months of 2005 as compared to the same periods of 2004. Net interest margin on a fully taxable equivalent basis was 4.03 percent, 3.97 percent and 4.05 percent for the third quarter, fourth quarter and full year of 2005. For the same periods of 2004, the net margin was 3.96 percent, 4.05 percent and 3.99 percent, respectively.

Noninterest income for the fourth quarter of 2005, excluding gains on the sale of investment securities, increased $0.8 million or 10 percent, as compared to the same period last year, primarily due to a strong performance in insurance, mortgage banking and debit/credit card activities. Year-to-date noninterest income, excluding gains on the sale of investment securities, increased $3.7 million or 13 percent. Deposit fees, wealth management, mortgage banking, insurance, letters of credit, lending and cash management activities all had strong performances for the full year.

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S&T Bancorp
Announces Earnings

Realized equity security gains for the fourth quarter and year-to-date 2005 were $1.2 million and $5.0 million, respectively. Realized equity security gains for the fourth quarter and full year 2004 were $1.1 million and $5.4 million. Market value and unrealized gains in the equity securities portfolios at December 31, 2005 were $65.1 million and $19.7 million, respectively, as compared to $74.6 million and $27.7 million at December 31, 2004.

Noninterest expense increased for the fourth quarter and full year 2005 by $0.5 million and $2.5 million, respectively, as compared to the same periods of 2004. The primary factors in the full year increase is a $1.9 million increase in salaries and benefits and a $1.3 million increase in occupancy, equipment and data processing expenses. Salary and benefits expenses reflect the impact of normal merit increases and the addition of 12 average full-time equivalent staff to accommodate business expansion. Occupancy, equipment and data processing expense increases for the 2005 year-to-date period were affected by several facility restructurings which included the loss on the sale of an obsolete branch building, the donation of two branches to local municipalities, the write-off of leasehold improvements in a vacated leased office, as well as the addition of 5 new branches. The efficiency ratio, which measures noninterest expense to core revenue, was 43 percent in the fourth quarter of 2005, as compared to 43 percent in the fourth quarter of 2004. The efficiency ratio for the year ended December 31, 2005 was 42 percent as compared to 43 percent last year.

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S&T Bancorp
Announces Earnings

Asset quality continued to be an area of focus. Nonperforming assets totaled $14.9 million or 0.47 percent of total assets at December 31, 2005 as compared to $10.3 million or 0.33 percent at September 30, 2005 and $8.4 million or 0.28 percent at December 31, 2004. The increase in nonperforming assets during the fourth quarter of 2005 is primarily attributable to a $4.6 million commercial real estate loan classified as nonperforming and a $2.4 million residential development property acquired through foreclosure. The allowance for loan losses was $36.6 million at December 31, 2005 as compared to $34.3 million at December 31, 2004. The ratio of the allowance for loan losses compared to total loans is 1.47 percent at December 31, 2005 and 1.50 percent at December 31, 2004.

Net loan charge-offs for the full year 2005 were $1.7 million or 0.07 percent of average loans on an annualized basis compared to $1.6 million or 0.07 percent for 2004. 2004 net loan charge-offs were affected by two significant troubled commercial loan relationships that were satisfactorily resolved during the fourth quarter of 2004, resulting in net recoveries of $2.6 million for the quarter.

In the fourth quarter of 2005, S&T recorded a provision for loan losses of $1.5 million as compared to a negative provision of $0.5 million in the fourth quarter of 2004. Year-to-date 2005, the provision for loan losses was $5.0 million as compared to $4.4 million for the year ended December 31, 2004. The provision, which is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses, is directionally consistent with the trends in asset quality. Miller added, "Asset quality is a cardinal commitment at S&T, and we continue to be very aggressive in dealing with potential problem loans. This is especially important in dealing with potential problems in our commercial loan portfolio since these loans tend to be larger and, by their nature, may take longer to resolve."

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S&T Bancorp
Announces Earnings

S&T Bancorp, Inc. declared a common stock quarterly cash dividend of $0.29 per share on December 19, 2005. The dividend is payable on January 25, 2006 to shareholders of record as of December 30, 2005. This dividend represents a 7 percent increase over the $0.27 per share quarterly dividend declared a year ago and a 3 percent projected yield utilizing the December 31, 2005 closing market price of $36.82. The S&T Board of Directors also authorized a stock buyback program on December 20, 2004 of up to one million shares, or approximately 4 percent of shares outstanding. During 2005, S&T repurchased 660,400 shares under this program at an average cost of $35.09 per share. The remaining shares authorized under this program expired at December 31, 2005. On December 19, 2005, the S&T Board of Directors authorized a new buyback program for 2006 of up to 1 million shares, or approximately 4 percent of shares outstanding.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.